Exhibit 99.1

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News Release

For Immediate Release	For Further Information, Contact:
December 23, 2021	George Lancaster, Hines
713-966-7676
George.lancaster@hines.com

HINES GLOBAL INCOME TRUST ACQUIRES CENTER PLACE
(PROVIDENCE, R.I.) – Hines, the international real estate firm, announced today that Hines Global Income Trust, Inc. (“Hines Global”) has acquired Center Place, a 223-unit urban multifamily property in downtown Providence, Rhode Island.
Center Place has first-rate amenities and offers recently renovated apartment units. Due to Center Place’s proximity to a variety of medical institutions and universities and the Providence train station, the asset has been a longtime stalwart performer and is currently 97% leased to a diverse range of residents including college educators, medical personnel, students and professionals working in the Boston-Worcester-Providence CSA.
“Hines is excited to boost its Northeast multifamily presence with the addition of Center Place,” said Sean Sacks, managing director at Hines. “Also known as the “Creative Capital”, the City of Providence offers residents a vibrant, culturally-rich urban lifestyle while being more affordable and approachable.”
Center Place is convenient to major employers including Rhode Island Hospital, Textron and Citizens Financial HQ. The site is also walking distance to multiple universities including Brown University, Rhode Island School of Design, Johnson & Wales, and a wide range of dining and shopping options.
Managing Director – Investments of Hines Global, Omar Thowfeek, added, “The acquisition of Center Place provides Hines Global more exposure to the living sector, a product type that is a primary focus for the portfolio. The asset is well‐positioned to achieve premium rents while maintaining stabilized occupancy.”
The acquisition joins a $2.4 billion portfolio that is roughly two-thirds weighted toward the industrial and living sectors. Hines Global is diversified by geography and real estate asset class, with a focus on dynamic sectors and markets.

About Hines Global
Hines Global is a public, non-listed real estate investment trust sponsored by Hines. It commenced operations in 2014 and invests in commercial real estate investments located in the United States and internationally. For additional information about Hines Global, visit www.hinesglobalincometrust.com.

About Hines
Hines is a privately owned global real estate investment firm founded in 1957 with a presence in 255 cities in 27 countries. Hines oversees investment assets under management totaling approximately $83.6 billion¹. In addition, Hines provides third-party property-level services to more than 367 properties totaling 138.3 million square feet. Historically, Hines has developed, redeveloped or acquired approximately 1,486 properties, totaling over 492 million square feet. The firm currently has more than 171 developments underway around the world. With extensive experience in investments across the risk spectrum and all property types, and a foundational commitment to ESG, Hines is one of the largest and most-respected real estate organizations in the world. Visit www.hines.com for more information.
¹Includes both the global Hines organization as well as RIA AUM as of June 30, 2021.

Forward Looking Statements
Statements in this press release, including intentions, beliefs, expectations or projections relating to the acquisition described herein, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations and assumptions with respect to, among other things, the potential for growth in Providence, Rhode Island, the potential long-term performance of this property, future economic, competitive and market conditions and future business decisions that may prove to be incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the risks associated with Hines being able to successfully manage the property, risks associated with an economic downturn in the region, and other risks described in the "Risk Factors" section of Hines Global's Annual Report on Form 10-K for the year ended December 31, 2020, as updated by its other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on any forward-looking statements.